Exhibit 99

HILLENBRAND INDUSTRIES UPDATES ITS EARNINGS OUTLOOK
FOR THE 2004 FISCAL YEAR

The Company Also Announces An $0.09 Per Fully Diluted Share Restructuring Charge
Intended To Strengthen Hill-Rom’s Financial Position

BATESVILLE, IND., SEPTEMBER 16, 2004 – Hillenbrand Industries, Inc. (NYSE:HB) today announced an update to its earnings outlook for the 2004 fiscal year. The Company now expects full fiscal year 2004 earnings from continuing operations of approximately $2.95 to $3.00 per share, which includes a $0.06 per share charge for a previously announced debt repurchase and a charge of $0.09 per share for Hill-Rom’s restructuring action. This is down from Hillenbrand’s previous guidance of $3.19 to $3.24 per fully diluted share announced on July 29, 2004, which also included the $0.06 per share expense for the debt repurchase. [Editor’s Note: Please refer to the reconciliation table at the end of this release.] The remainder of the adjustment is based on the effect of significantly increased raw material costs, primarily steel and hardwood, at both Batesville Casket and Hill-Rom. In addition, lower volumes at Batesville Casket Company, caused by a lower U.S. death rate and higher cremation contributed to the change. At Hill-Rom, volume in Europe and increased new product development costs contributed to results, as well as increased technology costs across the organization.

In conjunction with its earnings outlook update, the Company announced a restructuring, resulting in a charge of $7 million intended to better align Hill-Rom’s financial and personnel resources to fully support it’s growth initiatives, decrease overall costs, and improve performance in Europe. The charge includes the elimination of approximately 130 salaried positions in the U.S. and approximately 100 positions in Europe. These actions should provide an approximate $16 million annualized benefit to Hillenbrand’s shareholders once the action is fully completed in the Company’s 2005 fiscal year.

In commenting on Hillenbrand’s earnings update, Frederick W. Rockwood, president and chief executive officer, said, “As the prices of raw materials, primarily steel and hardwood, continue to rise our gross margins, particularly at Batesville Casket Company, have come under greater pressure than was anticipated in July. Additionally, the low U.S. death rate continues to affect casket volumes for the entire death care industry. At Hill-Rom, European market conditions continue to be challenging, resulting in lower volumes than originally anticipated since our last update. On the upside, Hill-Rom’s orders for beds and other capital products continue to build. Orders for Hill-Rom’s VersaCare™ bed system continue to meet our expectations, and Hill-Rom’s acquisition integration initiatives continue on schedule.”

He continued, “While some of the factors affecting our results at Batesville Casket, such as raw material pricing and low death rates, are beyond our immediate control, the strategies we’ve implemented have been timely. We’ve recently added production facilities in Mexico to accommodate increased veneer casket production. As solid wood casket prices continue to rise, high quality, lower-cost veneer wood casket offerings should become a more compelling alternative to the funeral director and to the consumer. This is one of several initiatives the management at Batesville Casket has put in place to address the issues facing them and their industry. We will discuss them all when we release our fiscal 2004 earnings in November.”

In commenting on the restructuring charge, Mr. Rockwood said, “While a workforce reduction is always a difficult process, we are committed to improving Hill-Rom’s European performance and to reducing its global cost structure. At the same time Hill-Rom reduces about 230 worldwide positions, they will also shift more resources into their Services and Clinical divisions, and add new sales positions in the U.S., ensuring a strong sales presence and support for the company’s growing product and services offerings.”

Hillenbrand will be releasing it’s fiscal 2004 year end earnings on November 16, 2004 as well as conducting its annual investor conference. For those interested in attending the conference please contact the Company at 812-934-7359.

GUIDANCE RECONCILIATION

	Revised	Previous
	Guidance	Guidance
Earnings per fully diluted common share:
Earnings from continuing operations	$2.95 to $3.00	$3.19 to $3.24
Debt repurchase – Q3 2004	0.06	0.06
Restructuring charge – Q4 2004	0.09	—

Adjusted earnings from continuing operations	$3.10 to $3.15	$3.25 to $3.30
Change in guidance:
Revenue	$(0.05)
Margin	(0.08)
Operating expenses	(0.02)

	$(0.15)

About Hillenbrand Industries Inc. Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements: Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “expects,” “plans,” “will,” “should,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. In particular, statements regarding the Company’s earnings for its 2004 fiscal year and the effects of Hill-Rom’s restructuring constitute forward-looking statements. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, tax-related matters, potential exposure to product liability claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions or the failure of the Company to consummate its pending dispositions, labor matters and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

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